LML REPORTS MERCHANT SERVICES NETWORK RELEASES CONVERT-A-CHECK PROGRAM UTILIZING GLOBAL ETELECOM'S PROPRIETARY ELECTRONIC CHECK CONVERSION TECHNOLOGY

VANCOUVER, BC and DESTIN, FL May 29, 2003 - LML Payment Systems Inc. (Nasdaq: LMLP) (the "Corporation") is pleased to announce licensee Global eTelecom has been selected as the back end processor for Merchant Services Network's Electronic Check Conversion Program, Convert-A-Check. The Convert-A-Check program enables merchants to accept and process paper checks electronically similar to a credit card transaction. Global eTelecom's check services are licensed under U.S. Patents: 5,484,988; 6,164,528; 6,283,366 and 6,354,491, from LML Payment Systems Corp., a subsidiary of LML Payment Systems Inc.

About Global eTelecom, Inc.

Global eTelecom provides it's proprietary, fully customizable XML based electronic check processing services to a nationwide network of banks, independent sales agents and associations, credit card processors, insurance companies, and retail merchants, ranging in size from small "Mom &Pop" stores to national retail chains. Global eTelecom's Electronic Check Services include: Electronic Check Conversion (Point-of-Purchase), Electronic Mail Order / Telephone Order Checks (MOTO), ARC Lockbox Conversion, Electronic Recurring Debit, Electronic Represented Check Collection (RCK), Electronic Check Image Capture, and Secure Web Based Check Image Retrieval. Global eTelecom's check services are proprietary and are licensed under U.S. Patents from LML Payment Systems Corp: 5,484,988; 6,164,528; 6,283,366; and 6,354,491.

About Merchant Services Network

Merchant Services Network has been a leader in the merchant bankcard processing industry for more than 10 years. Merchant Services Network is a full service, nationwide processor of Visa and MasterCard, offering one of the most comprehensive packages of products and services available from a single source. The company enhances point-of-sale transactions by offering all types of payment options, including Credit, Debit, Electronic Check Processing, eCommerce capabilities and Gift & Loyalty card programs.

About LML Payment Systems Inc.

The Corporation, through its subsidiary LML Payment Systems Corp., is a financial payment processor providing check processing solutions including electronic check authorization, electronic check conversion (ECC) and primary and secondary check collection including electronic check re-presentment (RCK) to national, regional and local retailers. We also provide selective routing of debit, credit and EBT transactions to third party processors and banks for authorization and settlement. The Corporation's intellectual property estate, owned by subsidiary LML Patent Corp, includes U.S. Patent No. 6,547,129, No. 6,354,491, No. 6,283,366, No. 6,164,528, and No. 5,484,988 all of which relate to electronic check processing methods and systems.

Statements contained in this news release which are not historical facts are forward-looking statements, subject to uncertainties and risks. For a discussion of the risks associated with the Corporation's business, please see the documents filed by the Corporation with the SEC.

CONTACTS:

LML Payment Systems Inc.

Patrick H. Gaines Investor Relations

President and CEO 800-888-2260

(604) 689-4440